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                                                                    Exhibit 99.1



CONTACT:
Justine E. Koenigsberg
Director, Corporate Communications
(617) 349-0271

FOR IMMEDIATE RELEASE

           TKT ANNOUNCES EXERCISE OF OVERALLOTMENT OPTION

CAMBRIDGE, MA, DECEMBER 18, 2001-- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced the completion of its previously announced follow-on public offering, raising a total of $125,580,000. A total of 3,220,000 shares were sold at $39.00 per share, including 420,000 shares to cover overallotments. The joint bookrunning managers for the offering were SG Cowen Securities Corporation and Deutsche Banc Alex. Brown. Co-managers of this offering were Pacific Growth Equities, Inc. and Leerink Swann & Company.

Copies of the prospectus relating to this offering of common stock may be obtained from SG Cowen Securiites Corporation through ADP by calling (631) 254-7106 or by fax at (631) 254-7140; Deutsche Banc Alex. Brown, Prospectus Department, One South Street, Baltimore, MD 21202, (410) 895-2070, or from the offices of any of the managing underwriters listed above.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT TKT
Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Niche Protein(R) products, Gene-Activated(R) proteins, and gene therapy. The Company's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. TKT's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. The Company's gene therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, EX VIVO gene therapy products for the long-term treatment of chronic protein deficiency states.

GENE-ACTIVATED(R), NICHE PROTEIN(R), AND TKT(R) ARE REGISTERED TRADEMARKS AND TRANSKARYOTIC THERAPY(TM) IS A TRADEMARK OF TRANSKARYOTIC THERAPIES, INC.

PLEASE VISIT OUR WEB SITE AT WWW.TKTX.COM FOR ADDITIONAL INFORMATION ABOUT TRANSKARYOTIC THERAPIES, INC.
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